EXHIBIT 99.1

[LOGO] RDO(R)
       EQUIPMENT CO.

            RDO EQUIPMENT ANNOUNCES STOCK REPURCHASE, UPDATES FISCAL THIRD QUARTER GUIDANCE AND INITIATES FURTHER COST REDUCTIONS

         FARGO, N.D. - October 16, 2001 - RDO Equipment Co. (NYSE: RDO) announced today that the Company's Board of Directors has approved a new stock repurchase program that will allow the Company to repurchase up to ten percent of the Company's outstanding Class A common stock from time to time in both the open market and in privately negotiated transactions. The Company also provided guidance for the third quarter of its 2002 fiscal year, ending October 31, 2001, and announced further streamlining of its management structure.

         The Company's strong balance sheet with an equity to assets ratio of 32.9% at July 31, 2001 and the prospects for further strengthening have led to the decision to repurchase stock. Company founder, Chairman and Chief Executive Officer, Ronald D. Offutt, stated, "The opportunity to buy our stock at these prices is very compelling, especially given the focus on inventory reduction and operational efficiency during this year. Repurchasing the Company's Class A common stock represents an excellent investment at this time." RDO Equipment Co.'s common stock is currently trading at less than 40% of the book value per share of $6.89 on July 31, 2001.

         Company officials reported that results for the quarter ended October 31, 2001, the Company's third fiscal quarter, are expected to show a loss in the range of $500,000 to $1,000,000, or $(0.04) to $(0.08) per share, compared to a net loss of $4.2 million, or $(0.35) per share, for the third quarter of fiscal 2001. Although disappointed in the projected loss, Christi J. Offutt, Chief Operating Officer of the Company commented, "I am firmly committed to returning this Company to consistent profitability. To that end, the Company has decided to remove the regional layer of management." The streamlining of the management structure elevates the level of responsibility assumed by local management. In the future, the change is also expected to reduce costs and enhance communication within the Company. The Company expects to report the final results of its third fiscal quarter on or about November 27, 2001.

         RDO Equipment Co. specializes in the distribution, sale, service, rental and finance of equipment and trucks to the agricultural, construction, manufacturing, transportation and warehousing industries, as well as to public service entities, government agencies and utilities. These operations, which consist of 48 retail stores in 9 states, include one of the largest networks of John Deere construction and agricultural stores in North America, as well as Volvo and Mack truck centers. Information about the Company, including recent news and product information, is available on the Internet at - www.rdoequipment.com.

                                      # # #

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The future results of the Company, including results related to forward-looking statements in this news release, involve a number of risks and uncertainties. Important factors (such as customer confidence, economic conditions, weather, and actions of the Company's suppliers and competitors) that will affect future results of the Company, including factors that could cause actual results to differ materially from those indicated by forward-looking statements, are discussed in the Company's filings

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with the Securities and Exchange Commission. The Company's forward-looking statements are based upon assumptions relating to these factors. These assumptions are sometimes based upon estimates, data, communications and other information from suppliers, government agencies and other sources that are often revised. The Company makes no commitment to revise forward-looking statements, or to disclose subsequent facts, events or circumstances that may bear upon forward-looking statements.

Contact:

Thomas K. Espel
701/297-4288
invest@rdoequipment.com